[EXECUTION COPY]

SEPARATION AGREEMENT AND RELEASE
This SEPARATION AGREEMENT AND RELEASE (the “Agreement”), dated as of May 8, 2019, is entered into by and between Third Point Reinsurance Ltd., a Bermuda corporation (the “Company”), and J. Robert Bredahl (the “Executive”).
WHEREAS, the Executive and the Company are parties to a Statement of Employment, dated as of March 21, 2019 (the “Statement of Employment”), and an Employment Agreement, dated as of March 1, 2017 (the “Employment Agreement”), with capitalized terms used herein without definition having the respective meanings set forth in the Employment Agreement;
WHEREAS, the Company and the Executive have agreed that the Executive shall resign his employment with the Company and its affiliates effective as of the close of business on May 10, 2019 (the “Termination Date”) and that such termination shall be treated as without “Cause” for purposes of the Employment Agreement; and
WHEREAS, the Executive and the Company desire to specify, as well as settle and conclude, the Executive’s rights and obligations in connection with the Executive’s employment with, and separation from, the Company and its affiliates.
NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:
1.Termination of Employment.
(a)    Generally. The Executive and the Company acknowledge and agree that the Executive shall no longer be an employee of the Company or any of its subsidiaries or affiliates from and after the Termination Date. In consideration of the compensation to be provided pursuant to this Agreement, the Executive hereby resigns, effective as of the Termination Date, from employment with the Company and its subsidiaries and affiliates in all respects including without limitation from each officer, executive or director position held with the Company and its subsidiaries and affiliates. The Executive acknowledges that, from and after the Termination Date, the Executive shall no longer be authorized to conduct business on behalf of the Company or any of its affiliates, including but not limited to entering into contracts on behalf of the Company or any of its affiliates.
Simultaneously with the execution and delivery of this Agreement, the Executive is executing and delivering to the Company the resignation letter attached hereto as Exhibit A, and the Executive shall execute promptly such other documents evidencing any other resignations as the Company shall request.
(b)    Accrued Payments/Notice Pay. On the next regular payroll date following the Termination Date, the Company shall pay the Executive all of the Executive’s earned but unpaid base wages and accrued vacation through the Termination Date payable in accordance with Company policy.

(c)    Company Employee Benefits. Following the Termination Date, and except as provided in this Agreement, the Executive shall be entitled to any vested employee benefits under the Company’s employee benefit plans to which the Executive is entitled as a former employee; provided, that for the avoidance of doubt, the benefits set forth in Section 2 of this Agreement are in lieu of, and not in addition to, any severance or termination benefits payable under any severance plan, policy, agreement or arrangement sponsored or maintained by the Company or of its affiliates.
(d)    No Disagreements. By entering into this Agreement, the Executive confirms that the Executive has no disagreement with the Company or any of its subsidiaries or affiliates on any matter relating to the operations, policies or practices of any of them and no knowledge of any failure of any of them or any of their employees, officers, directors or shareholders at any time to have complied with any legal or regulatory requirements applicable to any of the foregoing persons or individuals.
(e)    Continuing Indemnification. Following the Termination Date, the Company will continue to provide the Executive with the insurance coverages set forth in Section 8 of the Employment Agreement in accordance with the terms of such Section.
(f)    Announcement of Resignation. The Company’s public announcement of the Executive’s termination of employment shall be consistent with Exhibit B to this Agreement.
2.Separation Compensation and Benefits. Subject to the Executive’s execution and delivery of the waiver and release of claims attached hereto as Exhibit C (the “Waiver and Release of Claims”) simultaneously with the Executive’s execution and delivery of this Agreement, and non-revocation of such Waiver and Release of Claims, pursuant to the terms of Section 6(c) of the Employment Agreement, the Executive shall receive the following:
(a)    $1,575,000 (which is equal to the sum of (i) $1,350,000 as severance pay equal to eighteen (18) months of the Executive’s annual base salary of $900,000, and (ii) $225,000 as payment in lieu of the Executive’s three (3) months’ notice, as required by the Statement of Employment and Bermuda law), to be paid as follows: (x) $225,000 shall be paid on the 30th day following the Termination Date; (y) $900,000 shall be paid in twelve (12) monthly installments over the twelve (12) months following the Termination Date in accordance with the Company’s regular payroll practices (with the first of such installments paid on the 30th day following the Termination Date); and (y) $450,000 shall be paid in calendar year 2020 in monthly installments over the six (6) months following the first anniversary of the Termination Date;
(b)    An additional $1,550,000, to be paid in a lump sum after the end of calendar year 2019 but no later than March 15, 2020; and
(c)    Subject to the Executive properly enrolling in continuation coverage in respect of the Company’s medical and life insurance benefit plans, the Company shall, for eighteen (18) months following the Termination Date, provide the Executive with continued medical and life insurance coverage at the same premium rates that active employees pay for such coverage, with the life insurance premium contributions to be paid as follows: (x) any premium contributions required to be made during the twelve (12) months following the Termination Date shall be paid upon such required premium contribution payment dates; and (y) an amount equal to the sum of the remaining life insurance premium contributions not paid pursuant to clause (x) shall be paid in fiscal year 2020 on dates selected by the Company but not later than the regularly scheduled contribution payment dates.
3.Exclusive Payments. The Executive acknowledges and agrees that the severance benefits and termination benefits set forth in Section 2 above are in full and final satisfaction of all of the Executive’s rights to notice pay, accrued and future bonuses, long-term compensation and severance and resignation and termination benefits from the Company and any of its subsidiaries and affiliates, excluding only those elements of compensation set forth in Section 6 below.
4.Breach of Waiver and Release of Claims. In the event that any one or more of the provisions of the Waiver and Release of Claims shall be or become invalid, illegal or unenforceable in any respect, and the Executive commences, or encourages the commencement of, an Action (as defined under the General Release) against any Released Party (as defined under the General Release), (a) the Executive’s right to any unpaid amounts otherwise payable under Section 2 of this Agreement above will be immediately forfeited and the Executive will be liable to the Company for any amounts already paid to the Executive pursuant to Section 2 above and (b) the Executive will forfeit any right to future vesting of equity awards set forth in Section 6 of this Agreement below, and all unvested equity awards shall be immediately forfeited. Notwithstanding the foregoing, nothing in this Agreement or the Waiver and Release of Claims (1) prohibits the Executive from providing truthful testimony or accurate information in connection with any investigation being conducted into the business or operations of the Company and its affiliates by any government agency or other regulator that is responsible for enforcing a law on behalf of the government or otherwise providing information to the appropriate government regulatory agency or body regarding conduct or action undertaken or omitted to be taken by the Company or its affiliates that the Executive reasonably believes is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to the Company or any affiliate or (2) requires the Executive to obtain the approval of, or give notice to, the Company or any of its employees or representatives to take any action permitted under clause (1).
5.Acknowledgment of Fiscal Year 2018 and Fiscal Year 2019 Bonus. The Executive acknowledges having received full payment of the Executive’s annual bonus to which he is entitled in respect of the fiscal year of the Company ended December 31, 2018. In addition, the Executive agrees that the Executive shall have no entitlement to a bonus in respect of the fiscal year of the Company ending December 31, 2019, except to the extent provided in Section 2(b) of this Agreement.
6.Treatment of Equity Compensation. Subject to the Executive’s execution, delivery and non-revocation of the Waiver and Release of Claims, the equity awards granted to the Executive prior to the Termination Date shall be treated as follows:
(a)        Options. The Company and the Executive acknowledge that pursuant to those certain Nonqualified Share Option Agreements to which the Company and the Executive are parties (the

“Option Agreements”), the Executive was previously granted an aggregate of 2,209,302 options to purchase Class A common shares, par value $0.10 per share, of the Company (the “Options”) under the terms and conditions set forth in the Third Point Reinsurance Limited Share Incentive Plan. Of this aggregate number, 1,325,582 of the Options were granted at an exercise price of $10.00; 441,860 of the Options were granted at an exercise price of $16.00; and 441,860 of the Options were granted at an exercise price of $20.00; and all of which Options vested based on the Executive’s services prior to the Termination Date. Pursuant to Section 6(c) of the Employment Agreement, the Options shall remain exercisable as provided in the Option Agreements until January 26, 2022, which is the normal expiration dates applicable thereto.
(b)        Performance-Vesting Restricted Stock. The Company and the Executive acknowledge that, pursuant to those certain Employee Performance Restricted Shares Award Notices, dated as of February 21, 2017, February 28, 2018 and February 26, 2019, the Executive was previously granted an aggregate of 303,719 performance-vesting restricted shares of the Company at target (“Performance Restricted Shares”) under the terms and conditions set forth in the Third Point Reinsurance Limited 2013 Omnibus Incentive Plan (the “Plan”), all of which are outstanding and unvested as of the Termination Date. The parties hereby agree that, pursuant to Section 6(c) of the Employment Agreement, (1) all of the Executive’s unvested Performance Restricted Shares shall remain outstanding through the scheduled vesting dates, as applicable, and shall vest and/or be forfeited based on satisfaction of the applicable performance goals to the same extent as if the Executive’s services to the Company had not ended, and (2) subject to Section 6(d) of this Agreement, the resulting number of Performance Restricted Shares after such determination shall be prorated based on the elapsed portion of the performance period from the grant date thereof through the Termination Date.
(c)        Time-Vesting Restricted Stock. The Company and the Executive acknowledge that, pursuant to an Employee Restricted Shares Award Notice, dated as of February 26, 2019 (the “Restricted Shares Award Notice”), the Executive was previously granted 45,161 time-vesting restricted shares of the Company (“Restricted Shares”) under the terms and conditions set forth in the Plan, all of which are outstanding and unvested as of the Termination Date and, in the absence of Section 6(d) of this Agreement, would be subject to forfeiture and cancellation as of the Termination Date for no consideration pursuant to their terms.
(d)        Additional Vesting of Equity Awards. In consideration of the Executive’s entry into, nonrevocation of, and compliance with this Agreement and the attached Waiver and Release of Claims, the Company agrees to the provisions of this Section 6(d). If, on the Relevant Dates, the Company determines, by action of its Board or Compensation Committee acting in its sole discretion, that the Executive has fully complied with this Agreement, including the Restrictive Covenants and Section 9 of this Agreement, the Board shall take the following actions:
(i)    The proration of the Performance Restricted Shares granted in respect of the performance cycles ending December 31, 2019 and December 31, 2020 shall not occur and the number of Performance Restricted Shares shall be determined as if the Termination Date had not occurred; and

(ii)    The Restricted Shares shall become vested. For purposes of this clause (ii), the Restricted Shares shall remain outstanding until the Relevant Dates and shall either become vested or be forfeited based on the Company’s determination as aforesaid.
For purposes of this Section 6(d), the “Relevant Dates” are: (1) with respect to the Performance Shares, the last day of the performance periods applicable thereto; and (2) with respect to the Restricted Shares, the scheduled vesting dates thereof determined as if the Termination Date had not occurred.
7.    Restrictive Covenants. The Executive and the Company hereby agree that the restrictive covenants set forth in the Employment Agreement, including without limitation Section 7 thereof (the “Restrictive Covenants”) and the restrictive covenants of any other individual agreement between the Executive and the Company, or any of their subsidiaries or affiliates are hereby incorporated by reference herein and shall continue to apply following the execution and delivery of this Agreement and the Executive’s termination of employment in accordance with the terms of the Employment Agreement, except that (x) the duration of Section 7(b) of the Employment Agreement (relating to noncompetition only) shall be reduced by twelve (12) months, from eighteen (18) months to six (6) months, and (y) for purposes of Section 7(d) of the Employment Agreement (relating to nondisparagement), the Executive agrees that, as a condition to the payments and benefits to be made under this Agreement, the Executive shall not make or publish any disparaging statements with respect to Third Point LLC and its employees, officers, members and affiliates to the same extent as applicable to those persons already covered by such Section 7(d). The Company agrees, to the same extent as applicable to the Company and its directors and officers already covered by such Section 7(d), Third Point LLC shall not, and shall use its best efforts to ensure that its members, directors and officers do not, make or publish any disparaging statements (whether written or oral) regarding the Executive or any members of his immediate family. The Executive hereby further agrees and acknowledges that, as one of the remedies available to the Company for breach of the Restrictive Covenants under Section 7 of the Employment Agreement, the continued payment of, and retention of, the payments and benefits set forth in Section 2 and Section 6 hereof shall be subject to the Executive’s compliance with the Restrictive Covenants in accordance with their terms (except as modified hereby) following the Termination Date. The Executive acknowledges that the Restrictive Covenants include (but are not limited to) covenants related to the preservation of confidential information, nondisparagement of (among others) the Company and its affiliates, officers and directors, noncompetition with the business of the Company and its affiliates and nonsolicitation of (among others) employees or customers.
8.    Acknowledgments and Release. The Executive hereby agrees and acknowledges that, subject to payment of the amounts expressly provided for or referenced in this Agreement, the Executive will have received full payment for all services rendered on behalf of the Company and its subsidiaries and affiliates. In consideration of the Company’s commitments pursuant to Section 2 and Section 6, the Executive shall execute the Waiver and Release of Claims attached hereto as Exhibit C, deliver the executed Waiver and Release of Claims to the Company simultaneously with the Executive’s execution and delivery of this Agreement and not revoke such Waiver and Release of Claims. The Executive agrees and acknowledges that none of the payments or benefits to which the Executive is entitled by reason of the operation of this Agreement shall be payable to the

Executive unless and until the Executive shall have executed, delivered and not revoked such Waiver and Release of Claims.
9.    Cooperation and Assistance. In addition to Section 5(c) of the Employment Agreement, which shall continue to apply following the Termination Date in accordance with its terms, following the Termination Date and continuing until February 26, 2022, the Executive shall take such steps requested by the Board, reasonably and in good faith, to assist the Company in its discussions with employees, stockholders and regulators in connection with the transition of the Executive’s duties, and generally to minimize the distraction and disruption of the Executive’s departure from the Company. Unless otherwise required by applicable law, any statement by the Executive to the press or a regulator of the Company (or any representative thereof) or made in a public setting (such as industry conferences) regarding any matter involving the Company, any of its affiliates, or the officers, directors, shareholders or members of the Company or any of its affiliates, and any statement by the Executive as to any such matter which could otherwise reasonably be expected to be made public, shall be subject to the prior review by, approval of, and coordination with, the General Counsel of the Company.
10.    Company Property. To the extent that the Executive has not already done so as of the date of this Agreement, promptly following the Termination Date, the Executive shall return to the Company (1) all property of the Company and its affiliates in the Executive’s possession, including without limitation memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes, documents, drawings, specifications, software, media and other materials, including any copies thereof (including electronically recorded copies) and (2) any keys, equipment (such as blackberries, cell phones and computers), identification and credit cards belonging to the Company and its affiliates, provided, however, that Executive may take with him (and, at his request, the Company shall provide him with) a copy of his contacts and contacts list.
11.    Notices. Notices under this Agreement will be provided in accordance with Section 11 of the Employment Agreement, which is incorporated herein as if set forth fully herein.
12.    Withholding. All payments and benefits under this Agreement shall be subject to all required withholdings of Federal, state and local taxes applicable thereto.
13.    Miscellaneous. The Executive agrees that the payments and benefits to be paid and provided under this Agreement shall be in full and final satisfaction of the obligations of the Company and each of its subsidiaries and affiliates in respect of the Executive’s termination of employment from the Company and its affiliates, including without limitation under the Employment Agreement and Statement of Employment. The Company hereby represents and warrants to the Executive that it has been duly authorized to enter into this Agreement. Section 15 of the Employment Agreement (relating to governing law and dispute resolution) is incorporated herein as if set forth fully herein. This Agreement may be amended only by a written instrument signed by the Company and the Executive. This Agreement shall constitute the entire agreement between the Company and the Executive with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators (in the case of the Executive) and assigns. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. The failure of a party to enforce the breach of any of the terms or provisions of this Agreement shall not be a waiver of any preceding or succeeding breach of the Agreement or any of its provisions, nor shall it affect in any way the obligation of the other party to fully perform such other party’s obligations hereunder. This Agreement may be executed in counterparts and delivered electronically (including by .pdf file), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day first written above.

THIRD POINT REINSURANCE LTD.
By: /s/ Joshua L. Targoff
Name: Joshua L. Targoff
Title: Chairman

EXECUTIVE
/s/ J. Robert Bredahl
J. Robert Bredahl

Exhibit A

May 8, 2019

Third Point Reinsurance Ltd.
Attention: General Counsel
Letter of Resignation
Ladies and Gentlemen:
I, J. Robert Bredahl, hereby resign from all officer and director positions held at Third Point Reinsurance Ltd. and all its subsidiaries or affiliates, in each case effective as of the close of business on May 10, 2019, provided, that such resignations shall not prejudice any of my rights under the Separation Agreement and Release, dated as of May 8, 2019 to which Third Point Reinsurance Ltd. and I are parties.

/s/ J. Robert Bredahl
J. Robert Bredahl

Exhibit B

PRESS RELEASE
[Attached]

Exhibit C

WAIVER AND RELEASE OF CLAIMS
1.    General Release by the Executive. In consideration of the payments and benefits to be made under the Separation Agreement, dated as of May 8, 2019 (the “Separation Agreement”), by and among J. Robert Bredahl (the “Executive”), and Third Point Reinsurance Ltd. (the “Company”), the Executive, with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company, and its subsidiaries and affiliates (collectively, the “Company Affiliated Group”), and the present and former officers, directors, executives, agents, shareholders, members, attorneys, employees, employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known, unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Released Party (an “Action”), including, without limitation, arising out of or in connection with the Executive’s service as an employee, officer and/or director to any member of the Company Affiliated Group (or the predecessors thereof), including (i) the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iv) for whistleblower or retaliation claims and (v) for any alleged violation of any federal, state or local statute or ordinance, and including, but not limited to, any statute relating to employment, medical leave, retirement or disability, age, sex, pregnancy, race, national origin, sexual orientation or other form of discrimination (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Family Medical Leave Act, and any applicable State and local laws and all other statutes and common laws regulating the terms and conditions of Executive’s employment), excepting only:
(a)    rights of the Executive under the Separation Agreement;
(b)    the right of the Executive to receive benefits required to be provided in accordance with applicable law (other than notice-related compensation under Bermuda law, which the parties agree is included in the cash amount to be paid under the Separation Agreement);
(c)    rights to indemnification the Executive may have (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of the Company or any of its affiliates or (iii) as an insured under any director’s and officer’s liability insurance policy now or previously in force;
(d)    claims for benefits under any health, disability, retirement, supplemental retirement, deferred compensation, life insurance or other, similar employee benefit plan or arrangement of the Company Affiliated Group, excluding severance pay or termination benefits except as provided in the Separation Agreement;
(e)    the right of the Executive to exercise the Options in accordance with the Option Agreements and Separation Agreement (as these terms are defined under the Separation Agreement); and
(f)    claims for the reimbursement of unreimbursed business expenses incurred prior to the date of termination pursuant to applicable policy of the Company Affiliated Group.
Neither this Section 1 nor any other provision of the Separation Agreement or this Waiver and Release of Claims prohibits or restricts the Executive or his attorney from providing information or testimony to, otherwise assisting or participating in an investigation or proceeding with or brought by, or filing a charge or complaint: (i) with any government agency, law enforcement organization, legislative body, regulatory organization, or self-regulatory organization, including, but not limited to, the Security and Exchange Commission (“SEC”) or the Equal Employment Opportunity Commission, (ii) as required by court order or subpoena, (iii) as may be necessary for the prosecution of claims relating to the performance or enforcement of this Waiver and Release of Claims, or (iv) from providing any other disclosure required by law.
However, by executing this Waiver and Release of Claims, the Executive hereby waives all rights to personally recover any compensation, damages, or other relief in connection with any such investigation, proceeding, charge, or complaint, except that the Executive does not waive any right he may have to receive a monetary award from the SEC as a whistleblower or directly from any other federal, state, or local agency pursuant to a similar program.
2.    General Release by Company. In consideration of the promises and other valuable consideration being provided by the Executive, and with the exception of claims arising out of or related to willfully negligent, fraudulent, unlawful or criminal actions or conduct, the Company Affiliated Group hereby releases, remises, acquits and forever discharges the Executive of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known, unknown, suspected or unsuspected which the Company Affiliated Group now has, owns or holds, or has at any time heretofore had, owned or held, against the Executive.
3.    No Admissions, Complaints or Other Claims. The Executive and the Company acknowledge and agree that this Waiver and Release of Claims is not to be construed in any way as an admission of any liability whatsoever by the Executive or any Released Party, any such liability being expressly denied. The Executive and the Company also acknowledge and agree that the Executive and the Released Parties have not, with respect to any transaction or state of facts existing prior to the date hereof, (i) filed any Actions against Executive or any Released Party with any governmental agency, court or tribunal or (ii) assigned or transferred any Action to a third party.
4.    Application to all Forms of Relief. This Waiver and Release of Claims applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.
5.    Specific Waiver. The Executive specifically acknowledges that the Executive’s acceptance of the terms of this Waiver and Release of Claims is, among other things, a specific waiver of any and all Actions under any state, local or national law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or Action which by law the Executive is not permitted to waive, except that, with respect to any such right or Action, the Executive does waive any right to money damages.
6.    Voluntariness. The Executive acknowledges and agrees that the Executive is relying solely upon the Executive’s own judgment; that the Executive is over eighteen (18) years of age and is legally competent to sign this Waiver and Release of Claims; that the Executive is signing this Waiver and Release of Claims of the Executive’s own free will; that the Executive has read and understood the Waiver and Release of Claims before signing it; and that the Executive is signing this Waiver and Release of Claims in exchange for consideration that the Executive believes is satisfactory and adequate. The Executive also acknowledges and agrees that the Executive has been informed of the right to consult with legal counsel and has been encouraged and advised to do so before signing this Waiver and Release of Claims. The Executive acknowledges and confirms that the Executive was given twenty-one (21) days to consider this Waiver and Release of Claims before signing it, although he may sign sooner if desired, and any changes to this Waiver and Release of Claims do not restart the 21-day period. The Executive has seven (7) days after signing the Waiver and Release of Claims to revoke the release by delivering notice of revocation to the General Counsel of the Company, and the Waiver and Release of Claims shall become effective upon the expiration of that revocation period.
7.    Complete Agreement/Severability. This Waiver and Release of Claims constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Waiver and Release of Claims. All provisions and portions of this Waiver and Release of Claims are severable. If any provision or portion of this Waiver and Release of Claims or the application of any provision or portion of this Waiver and Release of Claims shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Waiver and Release of Claims shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.
8.    Governing Law. Except for issues or matters as to which U.S. Federal law or Bermuda law are applicable, this Waiver and Release of Claims shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.

[signature page follows]

IN WITNESS WHEREOF, the Executive has executed this Waiver and Release of Claims effective as of the date written below his signature.

/s/ J. Robert Bredahl
J. Robert Bredahl

Dated: May 10, 2019                **

IN WITNESS WHEREOF, the Company has executed this Waiver and Release of Claims effective as of the date written below its signature.

THIRD POINT REINSURANCE LTD.
By: /s/ Joshua L. Targoff
Name: Joshua L. Targoff
Title: Chairman

Dated: May 10, 2019

**Note: To be dated as of the last day of the Executive’s employment. If this Waiver and Release of Claims is signed and returned to the Company prior to the last day of employment, the Company shall hold the Executive’s signature page in escrow until the close of business on the Executive’s last day of employment, at which time (and with the Executive’s direction and consent) the Executive’s signature shall be deemed released and fully effective.